Exhibit 99.1
OCZ Technology Group, Inc. Reports the Financial Results for its Fiscal 2010 Third
Quarter and the Nine Months Ended November 30, 2009
Revenue Growth Amid the Company’s Initiative to Focus on Solid-State Drive (SSD) Operations
Gains Momentum; Gross Profit Margin Increases as a Result
Company Expects Future Growth as Current Demand for its SSD Products Exceeds Supply
San Jose, California—January 19, 2010—OCZ Technology Group, Inc. (OTCBB:OCZT), a worldwide leading provider of high-performance solid-state drive (SSD) and memory modules for computing devices and systems, today reported its third quarter results for the fiscal year 2010, which ends on February 28, 2010.
Corporate Highlights:
•	Revenue during the fiscal 2010 third quarter increased 8% over the same period last year, exceeding $38 million amid the company’s shift in focus to SSD and flash-based storage products
•	Five-year CAGR totals 50%; Company anticipates potential year-over-year revenue growth of 90-100% driven by growth in its SSD segment
•	Demand for company’s SSD and flash storage products to potentially shift future revenue mix from 33% in the nine months ended November 2009 to 70-80%
•	Gross profit increased 26% over the nine-month period last year and 1,816% for the reported third quarter as the company shifts business to higher-margin SSD products
•	Company expects overall growth in calendar 2010 as current demand for its products exceeds supply
•
Company launched its 4th-generation MLC-based Z-drive, PCI-E SSD+HBA for enterprise-class storage applications, which is the world’s first field-upgradeable and serviceable PCIe-based SSD, and fastest at 300,000 IOPS and higher, depending on the application

Management Discussion:
Ryan Petersen, President and Chief Executive Officer, commented: “We are pleased to see that revenues showed a year-over-year increase during a period in which the company is shifting its emphasis for margin and revenue growth to the manufacturing and distribution of our next-generation SSD products, from our high-speed memory and power operations. We are dedicated to becoming a leader in the SSD market, and as indicated above, we expect this to increase our overall growth to 90-100%, with our SSD product mix growing to 70-80%.”
Mr. Petersen continued: “We have been able to leverage our experience with low-latency, high-speed and mission-critical reliability memory subsystems to produce what many third-party reviewers consider the fastest SSDs on the market. We were among the first to implement cost-reducing technologies such as MLC flash technology, 43nm and 34/32nm node support, which has allowed us to lower the cost of high-performance and enterprise-quality SSDs significantly. We are one of the largest SSD providers in terms of unit volume and we believe a cost leader in many segments due to our technology, which enables lower cost of goods. In addition, we believe that we are one of only two companies to offer our SSDs for a wide variety of interfaces enabling a ‘plug & play’ capability for existing infrastructures. In some cases, a single OCZ SSD can even replace a complete array of traditional rotational hard drives.

“While the switch to SSDs is an overall trend in the industry, OCZ believes it is well-situated to play a key role in helping drive forward this cost-reducing and speed-enhancing technology. As we continue to advance SSD technology, we are able to make use of new node reductions with more advanced controllers and firmware to improve the performance and longevity of the drives while decreasing the overall cost to the end user. Our R&D team continues to drive innovation and received praise at the recent International Consumer Electronics Show for our 4th-generation MLC-based Z-drive, which is a PCI-E SSD for enterprise-class storage applications. It is the world’s first field-upgradeable and serviceable SSD in this form factor. We believe it is also the fastest PCIe-based SSD on the market. We look forward to growing the adoption of this product offering to enterprise customers in an all-in-one, fully functioning RAID HBA-plus-storage solution.
“OCZ has partnered with a number of industry-leading companies to make our SSD products more accessible to the complete spectrum of customers. For example, by working with Symwave a leading semiconductor company, OCZ was able to use its flash technology expertise and develop even faster solutions making use of the new USB 3.0 standard by taking full advantage of the faster transfer rates made possible with this next-generation USB interface. We expect our external SSD device will deliver 10 times the transfer rate of USB 2.0 at 5Gb/s, and it will incorporate several ‘green’ improvements including superior power management and lower CPU utilization.”
Mr. Petersen continued: “OCZ will continue with our goal of being a leader in offering the latest high-end memory solutions as new platforms become available. To our knowledge, we are currently the only memory company to offer co-branded memory solutions from all of the leading platform providers (Intel, AMD and NVIDIA), and we work closely with these partners to ensure that when a new platform comes to market, we are able to offer customers a fully validated product. As a result, we offer a total solution for consumers, system integrators and enterprise clients. Moving forward, you can expect to see OCZ offer new lines of DDR3 memory that push the envelope in terms of performance and stability. We will also continue to offer our memory and power management solutions and have a healthy customer base for our OEM power management products.
“Currently, OCZ’s products are sold through a network of more than 300 distribution partners and direct clients (i.e., those who integrate or resell the product) on a global basis as only approximately 40% of our sales are in North America. Generally, we sell through a network of regional distributors that are experts in their own regions. Our customer concentration is very low, with our largest client, Newegg Inc., at less than 20% of revenue, and our next largest client, SYX Distribution (NYSE: SYX), at less than 10%.”
Mr. Petersen concluded: “We believe that we still have substantial room for growth in all channels enabling revenue to continue expanding as quickly as our capital allows. OCZ will continue to explore all financing options to accelerate our growth. Margins in the enterprise segment tend to be higher than in the PC and laptop market, so the product mix between enterprise/industrial and PC/laptop will be the primary driver of margin growth. Now that we have commenced trading in the US, we look forward to updating our current shareholders on the execution of our business plan.”

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Revenue Segment Information and Unfulfilled Order History:
To have investors better understand OCZ’s historical revenue trends and recent SSD growth, highlighted below is a revenue segmentation chart for the twelve-month periods ended November 30, 2008 and 2009. The table illustrates the company’s rapid transition from its historical high-speed memory business to its SSD business.

Net Revenue ($ millions)	2008	2009	% change

SSD	$7.6	$36.5	+380%

Flash Storage-other	$14.8	$10.0	-32%

Memory Modules	$100.5	$80.2	-20%

PSU/Others	$25.6	$26.0	+2%
The company has continued to experience a considerable amount of demand for its products, including but not limited to its SSD products, which it has been unable to fulfill due to working capital constraints. These constraints required OCZ to allocate a larger percentage of its working capital to SSDs and away from other product lines. Although the company does not give guidance at this time, the chart below provides an estimate of unfulfilled orders over the past four quarters to help investors better understand the demand for its products.

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Financial Results for the Fiscal Third Quarter of 2010:
For the three months ended November 30, 2009 (third quarter of fiscal 2010), revenue increased $2.8 million, or 7.9%, to $38.0 million, from $35.2 million reported in the third quarter of fiscal 2009. This was due primarily to a 56% increase in Average Selling Prices (ASPs), which was offset by decreased unit sales. The increase in ASP was partially due to the company’s transitioning to sales of higher-margin solid-state device (SSD) products.
Cost of revenue for the current quarter decreased $3.3 million, or 9.5%, to $31.6 million, from $34.9 million reported in the third quarter of fiscal 2009. Cost as a percentage of revenue was 83% for the third quarter of fiscal 2010, compared to 99% reported in the third quarter of fiscal 2009.
Total operating expenses for the quarter totaled $7.5 million, compared to $9.4 million reported in the third quarter of fiscal 2009. The company reported an operating loss of $1.05 million for the quarter, which was down from an operating loss of over $9.0 million during the third quarter of fiscal 2009.
R&D costs rose by $587,000, or 79%, to $1.3 million from $738,000 for the third quarter reported in fiscal 2009. The increase was primarily due to an increase of $466,000 in salary and benefits resulting from growth in R&D personnel and an increase in overhead and development costs associated with new products.
Sales and marketing expenses for the third quarter of 2010 decreased $310,000, or 11%, to $2.5 million, compared with $2.8 million reported in the third quarter of fiscal 2009.

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General, administrative, and operations expenses decreased $2.2 million, or 37%, to $3.7 million for the third quarter of 2010, compared with $5.8 million reported in the third quarter of 2009. General, administrative, and operations expenses were 16.5% and 9.6% of net sales for the fiscal third quarters of fiscal 2009 and 2010, respectively.
Net loss for the fiscal third quarter of 2010 was $972,000, or $0.05 cents per fully diluted share, compared with a net loss of $9.3 million, or $0.45 per fully diluted share reported for the fiscal third quarter of 2009, a decline of almost 90%.
Financial Results for the Fiscal 2010 Nine-Month Period:
For the fiscal 2010 nine months ended November 30, 2009, net sales decreased by $3.3 million, or (2.8%) to $111.6 million, compared with $114.8 million reported for the fiscal 2009 nine-month period. This was due primarily to a decrease in the number of units sold due to limited working capital, which was partially offset by a 1.7% increase in Average Selling Prices (ASPs). The decrease in unit volumes was primarily due to the lack of working capital needed to fill orders.
Cost of revenue for the fiscal 2010 nine-month period decreased $6.6 million, or 6.5%, to $95.2 million, from $101.8 million reported in the nine-month period in the previous year. Cost as a percentage of revenue was 85.3% for the current period, compared to 88.6% reported in the same period in the previous year.
Total operating expenses for the fiscal 2010 nine-month period decreased slightly to $22.9 million, compared to $23.6 million reported in the nine-month period of fiscal 2009. The company reported an operating loss of $6.6 million for the period, which was down from an operating loss of over $10.5 million during the nine-month period of fiscal 2009.
R&D costs rose by $2.2 million, or 127%, to $4.0 million from $1.8 million for the fiscal 2009 nine-month period. Research and development expenses were 1.5% and 3.6% of net sales for the nine months ended November 30, 2008, and November 30, 2009, respectively. The increase in absolute dollars in fiscal 2010 was primarily due to an increase of $1.5 million in salary and benefits. We anticipate our R&D costs will continue to rise as we develop new products.
Net loss for the nine-month period of fiscal 2010 was $7.0 million, or $0.33 per fully diluted share, compared with a net loss of $11.2 million, or $0.53 per fully diluted share reported for the nine-month period of fiscal 2009.
To view the company’s 10Q filing, CLICK HERE.
About OCZ Technology Group, Inc.
Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (“OCZ”), is a leader in the design, manufacturing, and distribution of high performance Solid State Drives (SSDs) and premium computer components. OCZ has built on its expertise in high-speed memory to become a dominant player in the SSD market, a disruptive, game-changing technology that is replacing traditional rotating magnetic hard disk drives (HDDs). SSDs are faster, more reliable, run cooler, and use significantly less power than the HDDs used in the majority of computers today. With the industry shifting from HDDs to SSDs, OCZ is well positioned to be a leader in this space. In addition to SSD technology, OCZ also offers high performance components for computing devices and systems, including enterprise-class power management products as well leading-edge computer gaming solutions. With over five hundred customers in thirty countries, OCZ is supported by approximately three hundred employees and has offices in San Jose, San Diego, Canada, Holland, and a manufacturing and logistics center in Taiwan. For more information, please visit: www.ocztechnology.com.

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Forward-Looking Statements
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, (i) adverse change in general economic conditions; (ii) adverse change in the industries OCZ serves including without limitation computer manufacturing, retailers and etailers, information storage, internet search and content providers and computer system integrators; (iii) OCZ’s ability to manage material, including integrated circuit chip costs, and freight costs; (iv) OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs; (v) material adverse change in customers’ access to liquidity and capital; (vi) currency exchange or interest rates changes; (vii) market acceptance of the company’s products; (viii) significant changes in the competitive environment; (ix) changes in law, regulations and tax rates; and (x) other general economic, business and financing conditions and factors described in more detail in “Item 1A — Risk Factors” in Part II of our Form 10-Q filed with the SEC on January 14, 2010 for the 3nd quarter 2010. The filing is available on our website at www.ocztechnology.com. We do not undertake to update our forward-looking statements.
Non-GAAP Financial Measures
OCZ provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income. In preparing our non-GAAP information, we have excluded, where applicable, the impact of restructuring charges (a non-recurring charge) and share-based compensation (a non-cash charge). Because of the non-recurring and/or non-cash nature of these charges, we believe that excluding them provides both management and investors with additional insight into our current operations, the trends affecting the Company and the Company’s marketplace performance. In particular, management finds it useful to exclude these charges in order to more readily correlate the Company’s operating activities with the Company’s ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided a non-GAAP reconciliation of the Consolidated Statement of Operations for the periods presented in this release, which are adjusted to exclude [share-based compensation expense] for these periods. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the Company’s ongoing performance as a business. OCZ uses both GAAP and non-GAAP measures to evaluate and manage its operations.
Contact:
OCZ Technology Group, Inc.
Ryan Petersen, CEO
408-733-8400
The Investor Relations Group
212-825-3210
Investor Relations:
Adam Holdsworth
or
Public Relations:
Robin O’Malley or Mike Graff

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OCZ TECHNOLOGY GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2009	2008	2009	2008

Net revenues	$38,024	$35,229	$111,591	$114,863
Cost of revenues (1)	31,567	34,892	95,178	101,822

Gross profit	6,457	337	16,413	13,041

Operating expenses:
Sales and marketing (1)	2,520	2,830	7,727	8,046
Research and development (1)	1,328	741	4,023	1,774
General, administrative and operations (1)	3,659	5,810	11,214	13,742

Total operating expenses	7,507	9,381	22,964	23,562

Operating income	(1,050)	(9,044)	(6,551)	(10,521)

Other income (expense) — net	600	(88)	669	(158)
Interest and financing costs	(522)	(141)	(1,148)	(434)

Income from operations before provision for income taxes	(972)	(9,273)	(7,030)	(11,113)

Tax (expense) benefit	—	(52)	1	(52)

Net income	$(972)	$(9,325)	$(7,029)	$(11,165)

Net imcome per share:
Basic	$(0.05)	$(0.44)	$(0.33)	$(0.53)
Diluted	$(0.05)	$(0.44)	$(0.33)	$(0.53)

Shares used in net income per share computation:
Basic	21,300	21,000	21,300	21,000
Diluted	21,300	21,000	21,300	21,000

(1) Amounts include stock-based compensation expense as follows:

Cost of revenues	—	—	—	—
Sales and marketing	19	91	129	202
Research and development	21	35	130	78
General, administrative and operations	34	166	214	372

	74	292	473	652

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OCZ TECHNOLOGY GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	November 30, 2009	February 28, 2009
	unaudited

ASSETS
Current Assets:
Cash and cash equivalents	$1,152	$420
Accounts receivable, net of allowances of $2,804 and $2,279	23,259	23,995
Notes receivable	375	—
Deferred tax asset, net	836	836
Inventory, net	13,253	16,787
Prepaid expenses and other assets	2,249	2,112

Total current assets	41,124	44,150
Property and equipment, net	2,769	2,855
Intangible asset	185	268
Goodwill	10,697	10,342
Long-term notes receivable	668	—
Other assets	44	88

Total assets	$55,487	$57,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable, net	$500	$200
Bank operating loan	12,112	9,435
Accounts payable	26,328	25,394
Accrued taxes	2	4
Accrued wages and payroll taxes	482	382
Accrued expense	3,401	3,066
Accrued warranties	159	132
Deferred income	99	167

Total current liabilities	43,083	38,780
Long-term deferred rent	49	—

Total liabilities	43,132	38,780

Stockholders’ equity:
Preferred stock, $0.0025 par value; 20,000,000 shares authorized, 8,000 shares issued and outstanding as of November 30, 2009	—	—

Common stock, $0.0025 par value; 120,000,000 shares authorized (100,000,000 at February 28, 2009); 21,278,642 shares issued and outstanding as of November 30, 2009 and February 28, 2009	54	53
Additional paid-in capital	31,423	30,911
Cumulative translation adjustment	(163)	(112)
Retained earnings	(18,959)	(11,929)

Total stockholders’ equity	12,355	18,923

Total liabilities and stockholders’ equity	$55,487	$57,703

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OCZ Technology Group, Inc.
Supplemental Unaudited Historical Financial Information

Schedule of Product Shipments

SHIPMENTS-NET	Q1 F09	Q2 F09	Q3 F09	Q4 F09	Q1 F10	Q2 F10	Q3 F10
($ ’000)	(May 2008)	(Aug 2008)	(Nov 2008)	(Feb 2009)	(May 2009)	(Aug 2009)	(Nov 2009)

SSD	533	4,968	2,440	5,495	11,013	11,422	10,066

Flash Storage—other	4,793	4,551	4,411	4,591	2,415	2,576	1,118

All Flash Subtotal	5,326	9,519	6,851	10,086	13,428	13,998	11,185

Memory	28,057	28,692	24,890	26,571	18,742	18,274	22,511

PSU / Other	6,456	7,496	8,038	8,305	6,062	7,141	6,228

Total Shipments— net of returns	39,840	45,707	39,779	44,961	38,233	39,413	39,924

Mix:
SSD	1.3%	10.9%	6.1%	12.2%	28.8%	29.0%	25.2%
Flash Storage—other	12.0%	10.0%	11.1%	10.2%	6.3%	6.5%	2.8%
Memory	70.4%	62.8%	62.6%	59.1%	49.0%	46.4%	56.4%
PSU/other	16.2%	16.4%	20.2%	18.5%	15.9%	18.1%	15.6%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

These amounts are before GAAP adjustments to deduct rebates and other sales incentive programs, which are made to arrive at “Net Revenues” used in SEC financial reporting.

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OCZ Technology Group, Inc.
Supplemental Unaudited Historical Financial Information
Quarterly Income Statements and Stock Based Compensation

P&Ls	Q1 F09	Q2 F09	Q3 F09	Q4 F09	Q1 F10	Q2 F10	Q3 F10
($ ’000)	(May 2008)	(Aug 2008)	(Nov 2008)	(Feb 2009)	(May 2009)	(Aug 2009)	(Nov 2009)

Net revenues	$37,774	$41,859	$35,229	$41,118	$35,771	$37,795	$38,024
Cost of revenues	30,976	35,954	34,892	34,369	32,076	31,534	31,567

Gross profit	6,798	5,905	337	6,749	3,695	6,261	6,457

% of sales	18.0%	14.1%	1.0%	16.4%	10.3%	16.6%	17.0%

Sales and marketing	2,513	2,703	2,830	3,354	2,656	2,552	2,520
Research and development	509	524	741	801	1,490	1,204	1,328
General, administrative and operations	3,626	4,306	5,810	2,968	3,749	3,806	3,659

Total operating expenses	6,648	7,533	9,381	7,123	7,895	7,562	7,507

Operating income	150	(1,628)	(9,044)	(374)	(4,200)	(1,301)	(1,050)

Other income (expense) — net	(5)	(66)	(88)	(12)	134	(65)	600
Interest and financing costs	(136)	(156)	(141)	(165)	(253)	(373)	(522)

Income from operations before provision for income taxes	9	(1,850)	(9,273)	(551)	(4,319)	(1,739)	(972)

Tax (expense) benefit	—	—	(52)	(9)	1	—	—

Net income	$9	$(1,850)	$(9,325)	$(560)	$(4,318)	$(1,739)	$(972)

Net imcome per share:
Basic	$0.00	$(0.09)	$(0.44)	$(0.03)	$(0.20)	$(0.08)	$(0.05)
Diluted	$0.00	$(0.09)	$(0.44)	$(0.03)	$(0.20)	$(0.08)	$(0.05)

Shares used in net income per share computation:
Basic	20,900	20,900	21,000	21,300	21,300	21,300	21,300
Diluted	21,400	21,000	21,000	21,000	21,300	21,300	21,300

	Q1 F09	Q2 F09	Q3 F09	Q4 F09	Q1 F10	Q2 F10	Q3 F10
	(May 2008)	(Aug 2008)	(Nov 2008)	(Feb 2009)	(May 2009)	(Aug 2009)	(Nov 2009)

Stock Compensation:
Cost of revenues	—	—	—	—	—	—	—
Sales and marketing	56	56	91	85	66	35	20
Research and development	22	22	35	52	72	38	21
General, administrative and operations	102	102	166	88	117	62	34

	180	180	292	225	255	135	75

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OCZ Technology Group, Inc.
Supplemental Unaudited Historical Financial Information
Quarterly Balance Sheets
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	February 28, 2009	May 31, 2009	August 31, 2009	November 30, 2009
		unaudited	unaudited	unaudited

ASSETS
Current Assets:
Cash and cash equivalents	$420	$493	$924	$1,152
Accounts receivable, net of allowances	23,995	20,836	20,357	23,259
Notes receivable	—	—	—	375
Inventory, net	16,787	15,852	12,363	13,253
Deferred tax asset, net	836	836	836	836
Prepaid expenses and other assets	2,112	1,766	2,045	2,249

Total current assets	44,150	39,783	36,525	41,124

Property and equipment, net	2,855	2,795	2,825	2,769
Intangible asset	268	240	213	185
Goodwill	10,342	10,458	10,582	10,697
Long-term notes receivable	—	—	—	668
Other assets	88	49	49	44

Total assets	$57,703	$53,325	$50,194	$55,487

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable, net	$200	$200	$450	$500
Bank operating loan	9,435	8,561	10,305	12,112
Accounts payable	25,394	25,354	21,826	26,328
Accrued taxes	4	12	30	2
Accrued wages and payroll taxes	382	384	368	482
Accrued expense	3,066	3,690	3,438	3,401
Accrued warranties	132	141	150	159
Deferred income	167	83	92	99

Total current liabilities	38,780	38,425	36,659	43,083

Long-term deferred rent amd notes payable	—	82	316	49

Total liabilities	38,780	38,507	36,975	43,132

Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	53	54	54	54
Additional paid-in capital	30,911	31,173	31,308	31,423
Cumulative translation adjustment	(112)	(162)	(156)	(163)
Retained earnings	(11,929)	(16,247)	(17,987)	(18,959)

Total stockholders’ equity	18,923	14,818	13,219	12,355

Total liabilities and stockholders’ equity	$57,703	$53,325	$50,194	$55,487

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OCZ Technology Group, Inc.
Supplemental Unaudited Historical Financial Information
Quarterly Cash Flow Statements

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Q4 F09	Q1 F10	Q2 F10	Q3 F10
	(Feb 2009)	(May 2009)	(Aug 2009)	(Nov 2009)

Cash flows from operation activities:

Net income	$(560)	$(4,318)	$(1,739)	$(972)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation of property and equipment	210	233	250	261
Amortization of intangibles	28	28	28	27
Stock-based compensation	225	255	135	75
Non-cash gain on disposition of product line	—	—	—	(668)
Changes in operating assets and current liabilities:	—		—	—
Accounts receivable	(2,330)	3,159	479	(2,902)
Inventory	(1)	935	3,489	(1,265)
Prepaid expenses and other assets	(348)	346	(279)	(204)
Accounts payable	5,538	(40)	(3,528)	4,502
Accrued taxes	7	8	18	(28)
Accrued wages and payroll taxes	256	2	(16)	114
Accrued expenses	(3,209)	624	(252)	(38)
Accrued warranties	7	9	9	9
Deferred income	75	(84)	9	124
Deferred rent	36	82	(16)	(134)

Net cash used in operating activities	(66)	1,239	(1,413)	(1,099)

Cash flows from investing activities:
Purchases of fixed assets	(719)	(173)	(280)	(205)
Decrease in deposits	(31)	39	—	5
Cash payment for acquisition	(161)	(116)	(125)	(114)

Net cash used in investing activities	(911)	(250)	(405)	(314)

Cash flows from financing activities:
Sale of common stock	—	8	—	—
Issurance of preferred stock	—	—	—	40
Bank loan	966	(874)	1,744	1,807
Notes payable	—	—	500	(200)

Net cash provided by financing activities	966	(866)	2,244	1,647

Effect of foreign exchange rate changes on cash	22	(50)	5	(6)

Net increase (decrease) in cash	11	73	431	228
Cash at beginning of period	409	420	493	924

Cash at end of period	$420	$493	$924	$1,152

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